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                                                                     EXHIBIT 2.1


                               AGREEMENT OF MERGER
                                 BY AND BETWEEN
               CENTRAL ILLINOIS BANK MC AND CENTRAL ILLINOIS BANK
                              UNDER THE CHARTER OF
                            CENTRAL ILLINOIS BANK MC


         This Agreement of Merger (Agreement) is made and entered into this 30th day of April, 1998, by and between Central Illinois Bank (CIB), a bank organized and existing under and by virtue of the laws of the State of Illinois, and Central Illinois Bank MC (CIB MC), a bank organized and existing under and by virtue of the laws of the State of Illinois (collectively the "Merging Banks").

                                    RECITALS

WHEREAS, CIB MC is an Illinois banking corporation with its main banking premises located at 1710 E. College Ave., Normal, McLean County, Illinois. As of March 31, 1998, CIB MC had capital stock outstanding of One Hundred Fifty One Thousand Five Hundred Dollars ($151,500) consisting of One Thousand One Hundred and Fifteen (1515) shares of common stock with a par value of One Hundred Dollars ($100) per share, surplus of Ten Million Eight Hundred Fifty Nine Thousand Dollars ($10,859,000) and undivided profits and capital reserves of Three Million Four Hundred Seventy One Five Hundred and Six Dollars ($3,471,506);

WHEREAS, CIB is an Illinois banking corporation with its main banking premises located at 302 W. Springfield Ave., Champaign, Champaign County, Illinois. As of March 31, 1998, CIB had capital stock outstanding of Three Hundred Twenty Nine Thousand Dollars ($329,000) consisting of Three Thousand Two Hundred and Ninety
(3290) shares of common stock with a par value of One Hundred Dollars ($100) per share, surplus of Seventeen Million Eight Hundred Twenty Nine Thousand Two Hundred and Fifty Three Dollars ($17,829,253) and undivided profits and capital reserves of Nine Million Eight Hundred Eighty Eight Thousand Two Hundred and Fifty Nine Dollars ($9,888,259 );

WHEREAS, CIB MC and CIB are wholly owned subsidiaries of Central Illinois Bancorp, Inc. (CIBI), a corporation organized and existing under and by virtue of the laws of the State of Illinois and registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, with its principal place of business at 2913 W. Kirby Ave., Champaign, Champaign County, Illinois;

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AGREEMENT OF MERGER                                                       PAGE 2


WHEREAS, The Board of Directors of CIBI and the Boards of Directors of each of the Merging Banks deem it advisable, necessary and in the best interests of their respective stockholder, CIBI, to merge the Merging Banks under the charter of CIB MC and to change the name of "Central Illinois Bank MC" to "Central Illinois Bank", subject to the terms and conditions set forth in this Agreement and in accordance with applicable laws of the United States and the State of Illinois ("the Merger"); and

WHEREAS, A majority of the Board of Directors of each of the Merging Banks has approved the Merger, authorized the execution of this Agreement and directed that the Merger be submitted to CIBI, the sole stockholder of each of the Merging Banks, for its consideration and approval pursuant to Section 23 of the Illinois Banking Act (the "Act").

NOW THEREFORE, with the foregoing recitals incorporated herein, and in consideration of the premises and of the agreements, covenants, terms and conditions set forth herein, the Merging Banks hereby covenant and agree as follows:

                                  ARTICLE I
                                 THE MERGER

         A. RESULTING BANK. Subject to the terms and conditions set forth herein and pursuant to the provisions of the Act, as of the Effective Time (as defined in Article I, Section C), CIB shall be merged into, and under the charter and By-Laws of CIB MC, as hereby amended (the "Merger"), and CIB MC shall be the bank resulting from such Merger (the "Resulting Bank"). The name of the Resulting Bank shall be "Central Illinois Bank" and the main banking premises of the Resulting Bank shall be 2913 W. Kirby Avenue, Champaign, Champaign County, Illinois. The present main banking premises of CIB MC, together with each of its branch bank facilities, shall become branch bank facilities of the Resulting Bank. The present main banking premises of CIB, together with each of its branch bank facilities, shall become branch bank facilities of the Resulting Bank, excepting the branch bank facility located at 2913 W. Kirby Avenue, Champaign, Champaign County, Illinois, which shall be the main banking premises of the Resulting Bank.

         B. SHARES OF CAPITAL STOCK. As of the Effective Time (as defined in
Article I, Section C), the Resulting Bank shall have Four Thousand Eight Hundred and Five (4805) shares of issued and outstanding capital stock, with a par value of One Hundred Dollars ($100) per share, and shall have the capital, surplus, reserve for operating expenses, assets and liabilities as set forth on Exhibit 1, attached hereto and specifically incorporated herein by this reference.

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AGREEMENT OF MERGER                                                       PAGE 3


         C. EFFECTIVE TIME. As soon as reasonably practicable after the date hereof, this Agreement, together with certified copies of the authorizing resolutions of the Board of Directors of each of the Merging Banks showing approval of this Agreement and the transactions contemplated hereby by a majority of the entire Boards of Directors of each of the Merging Banks, shall be submitted to the Commissioner of the Office of Banks and Real Estate (the "Commissioner") for approval pursuant to Section 22 of the Act. The transactions contemplated by this Agreement are subject to the approval of this Agreement by the Commissioner (the "Approval"). Upon receipt of the Approval by the Commissioner, this Agreement shall be submitted to CIBI, the sole stockholder of each of the Merging banks, for approval and adoption by written consent as provided for by Sections 23 and 43 of the Act. Subject to and upon satisfaction of all requirements of applicable law and all other conditions set forth in this Agreement, this Agreement (duly executed) together with certified copies of the resolutions of the sole stockholder of each of the Merging Banks authorizing and approving this Agreement, shall be filed with the Commissioner pursuant to and in the manner prescribed by Section 24 of the Act. The Merger shall become effective on the later of June 30, 1998 or as soon as it is reasonably practicable after receipt of all required approvals, the expiration of any statutory waiting period and the issuance of the Certificate of Merger by the Commissioner (the "Effective Time").

         D. CHARTER. The charter of CIB MC shall be the charter of the Resulting Bank (the "Charter"), except that, as of the Effective Time, the charter of CIB MC shall be amended to change the main banking premises to 2913 W. Kirby Avenue, Champaign, Champaign County, Illinois and to increase the number of shares of common stock outstanding from One Thousand Five Hundred Fifteen (1515) to Four Thousand Eight Hundred and Five (4805) .

         E. BY-LAWS. The By-Laws of CIB MC, as hereby amended, shall be the By-Laws of the Resulting Bank as of the Effective Time until the same shall be thereafter altered, amended or repealed in accordance with said By-Laws, as amended, the Charter and applicable law. A copy of the By-Laws of CIB MC, as amended, are attached hereto as Exhibit 2 and specifically incorporated herein by this reference.

         F. DIRECTORS. As of the Effective Time, the directors of the Resulting Bank shall be James W. Alling, Jose C. Araujo, C. Todd Atkins, Norman E. Baker, Warren J. Bane, Darrell W. Beck, Monte J. Brannan, William K. Cooper, Julie A. Dreesen, Steven C. Hillard , James J. Jesso, Dean M. Katsaros, Alan R. LaRochelle, William M. O'Neill, John W. Parrott, J. Michael Straka, and Donald
M. Trilling.


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AGREEMENT OF MERGER                                                       PAGE 4


         G. OFFICERS. As of the Effective Time, the officers of CIB MC and CIB shall become officers of the Resulting Bank in the same positions they held with CIB MC or CIB, as the case may be, except that J. Michael Straka shall be the Chairman/Chief Executive Officer, Julie A. Dreesen shall be the President and the First President of the Western Division, and James J. Jesso shall be First President of the Eastern Division.

         H. COMMISSIONER'S EXPENSES. The Merging Banks shall equally pay the Commissioner's expenses of examination whether this Agreement is approved or disapproved.

                                 ARTICLE II
                            EFFECT OF THE MERGER

         A. CORPORATE EXISTENCE. As of the Effective Time, the corporate existence of each of the Merging Banks shall, with the full effect provided for in the Illinois Banking Act, be merged into and continued in the Resulting Bank under the charter of CIB MC and the name of "Central Illinois Bank". The Resulting Bank shall be considered the same business and corporate entity as each of the Merging Banks with all the property, rights, powers, duties and obligations of each of the Merging Banks except as affected by the laws of the State of Illinois, and by the Charter and By-Laws of the Resulting Bank. The separate existence of CIB shall cease except to the extent provided by applicable law.

         B. RIGHTS AND LIABILITIES OF THE RESULTING BANK. The Resulting Bank shall be liable for all liabilities of each of the Merging Banks, and for all rights, franchises and interests of each of the Merging Banks in and to every kind of property, real and personal and the chooses in action thereunto belonging, shall be deemed to be transferred to and vested in the Resulting Bank without any deed or other transfer, and the Resulting Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as was held and enjoyed by the Merging Banks. Any reference to either CIB MC or CIB in any writing, whether executed or taking effect before or after the Merger, shall be deemed a reference to the Resulting Bank if not inconsistent with the other provisions of such writing.

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AGREEMENT OF MERGER                                                       PAGE 5


         C. BOOKS OF THE RESULTING BANK. The assets, liabilities, reserves and accounts of each of the Merging Banks shall be recorded on the books of the Resulting Bank in the amounts at which each shall have been carried on the books of the Merging Banks at the Effective Time.

         D. EFFECTIVENESS OF PRIOR CORPORATE ACTS AND AUTHORIZATIONS. All corporate acts, plan, policies, contracts, approvals and authorizations of each of the Merging Banks, their respective stockholders, boards of directors, committees elected or appointed by their boards of directors, officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Resulting Bank and shall be as effective and binding thereon as the same were with respect to any of the Merging Banks.

                                 ARTICLE III
                       TREATMENT OF STOCK AND EXCHANGE

         A. TREATMENT OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of such shares of stock:

              (1) STOCK OF CIB MC. Each issued and outstanding share of common stock of CIB MC shall be and become converted into one (1) fully paid and nonassessable share of common stock of the Resulting Bank; and

              (2) STOCK OF CIB. Each issued and outstanding share of common stock of CIB shall be and become converted into one (1) fully paid and nonassessable share(s) of common stock of the Resulting Bank.

         B. MANNER OF EXCHANGE. Upon presentations to CIBI the Resulting Bank of certificates representing shares of common stock of CIB MC and CIB, CIBI shall be issued a certificate representing such number of shares of common stock of the Resulting Bank to which CIBI is entitled pursuant to this Article III.

         C. DISSENTERS' RIGHTS. There will not be dissenting stockholders as each of the Merging Banks is a wholly-owned subsidiary of CIBI.

                                 ARTICLE IV
                          MISCELLANEOUS PROVISIONS

         A. POST-MERGER AGREEMENTS. Each of the Merging Banks hereby appoints the Resulting Bank to be its true and lawful attorney-in-fact for the purposes of taking, in its name, place and stead, any and all actions that the



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AGREEMENT OF MERGER                                                       PAGE 6


Resulting Bank deems necessary or advisable to vest in the Resulting Bank title to all property or rights of each of the Merging Banks or otherwise to effect the purposes of this Agreement, and each of the Merging Banks hereby grants to said attorney-in-fact full power and authority to take all actions necessary to effect those purposes, including the power to execute in its name, place and stead, such further assignments or assurances in law necessary or advisable to vest in the Resulting Bank title to all property and rights of each of the Merging Banks.

         B. TERMINATION. Notwithstanding anything herein to the contrary, this Agreement may be terminated and abandoned by either of the Merging Banks by appropriate resolutions of its Board of Directors at any time prior to the Effective Time.

         C. AMENDMENT. This Agreement may be amended in whole or in part by authorization of the Board of Directors of each of the Merging Banks at any time prior to the Effective Time; provided, however, that after this Agreement has been approved by the stockholder of the Merging Banks, no such amendment shall affect the rights of such stockholder in a manner which is materially adverse to the interests of such stockholder. Notwithstanding anything to the contrary contained in this Article IV, Section C, no such amendment shall be effective unless approved by the Commissioner, if required.

         D. ENTIRE AGREEMENT. This Agreement, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto.

         E. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original, but all of which together shall constitute one and the same instrument.

         F. FILING AND RECORDING OF CERTIFICATE OF MERGER. After the receipt of all approvals set forth in this Agreement, the Certificate of Merger to be issued by the Commissioner shall be submitted to the Recorder of Deeds of Champaign County, Illinois, as required by the Act.

         G. HEADINGS. All Article and Section headings in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.


         IN WITNESS WHEREOF, each of the Merging Banks has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed as of the date first above written.

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AGREEMENT OF MERGER                                                       PAGE 7


Central Illinois Bank                           Central Illinois Bank  MC



By:      /s/ James J. Jesso                     By:    /s/ Julie A. Dreesen
   -------------------------------                 -----------------------------
Its:  President and CEO                         Its:  President and CEO



Attest:    /s/ Steven T. Klitzing               Attest:  /s/ Steven T. Klitzing
       ----------------------------                    -------------------------
            Secretary                                    Secretary